Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • JONESDAY.COM

September 26, 2024

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE

Suite 800

Atlanta, Georgia 30339

Re:	Registration Statement on Form S-1

Relating to the Initial Public Offering of up to an additional

1,437,500 shares of Class A Common Stock of Guardian Pharmacy Services, Inc.

Ladies and Gentlemen:

We are acting as counsel for Guardian Pharmacy Services, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale by the Company of up to 1,437,500 shares of Class A common stock, par value $0.001 per share (the “Additional Shares”), pursuant to the Underwriting Agreement entered into by and among the Company, Guardian Pharmacy, LLC, as predecessor to the Company, and Raymond James & Associates, Inc., for itself and acting as representative of the several underwriters named in Schedule A thereto. This opinion relates to the Additional Shares to be sold by the Company in such initial public offering pursuant to the registration statement to which this opinion pertains (the “462(b) Registration Statement”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, when the 462(b) Registration Statement has become effective under the Securities Act of 1933 (the “Act”), the Additional Shares when issued and delivered against payment of the consideration therefor, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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